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                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   FORM 8-K



                                CURRENT REPORT
                     PURSUANT TO SECTION13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               November 23, 1998
               Date of Report (Date of earliest event reported)

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                           RJR NABISCO HOLDINGS CORP.
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                  1-10215                  13-3490602
      (Jurisdiction        (Commission File Number)      (I.R.S. Employer
     Incorporation or                                   Identification No.)
      Organization)
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                               RJR NABISCO, INC.
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                  1-6388                   56-0950247
      (Jurisdiction        (Commission File Number)      (I.R.S. Employer
     Incorporation or                                   Identification No.)
      Organization)
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                         1301 Avenue of the Americas
                           New York, New York 10019
                               (212) 258-5600
              (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                              executive offices)
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ITEM 5.  OTHER INFORMATION

        Following several months of negotiations, on November 23, 1998, the four largest U.S. tobacco companies including R.J. Reynolds Tobacco Company ("RJRT") and all of the state attorneys general whose states had not already settled their cases against the industry announced that they had approved a settlement agreement. The agreement was also approved by attorneys general of Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The agreement, which is subject to judicial approval in each jurisdiction, will settle the litigation claims of all of these entities against the tobacco companies. The tobacco companies' joint press releases and the agreement are attached as Exhibits 1, 2, 3 and 4, respectively.

        The agreement calls for the tobacco companies to pay the settling states an initial payment of $2.4 billion (allocated among the companies on the basis of relative market capitalization) and four subsequent additional annual initial payments starting in 2000 (allocated among the companies on the basis of relative market share) of up to approximately $2.47 billion, $2.5 billion, $2.6 billion and $2.7 billion, respectively. It also requires perpetual annual payments, increasing from $4.5 billion in April 2000 to $8 billion in 2004 and further to $9.0 billion in 2018 and thereafter. Ten additional payments of $861 million are due annually beginning in April 2008.

        Except for the first initial payment, all payments made under the agreement are allocated among the participating manufacturers based on their relative market shares. In addition, most payments to be made under the agreement after 1999 are subject to a number of adjustments, most frequently adjustments based on inflation (the greater of 3% or the rise in the consumer price index) and on changes in the volume of cigarettes sold each year. Certain payments are also subject to adjustments to account for payments to previously settling states and for the impact, if any, on the signatory tobacco companies of competitive disadvantages vis-a-vis non-settling manufacturers as a result of the settlement. Furthermore, certain payments are subject to set-off against payments that cigarette companies might be required to make to the federal government that are paid over to the settling states for uses related to this agreement. Finally, if judicial approval is not obtained in any state, there would be an adjustment deducting for the share of a payment allocable to that state.

        The tobacco companies have also agreed to (a) make a one-time payment of $50 million on March 31, 1999 to establish a fund for enforcement of the agreement and laws relating to tobacco products and (b) fund activities of the National Association of Attorneys General relating to the agreement at the cost of $150,000 per year for ten years.

        In addition, the agreement calls for the creation of a national foundation which would establish public education and other programs and conduct or sponsor research to reduce youth smoking and to understand and educate the public about diseases associated with tobacco-product use. The tobacco companies would fund the establishment of the

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foundation with 10 annual payments of $25 million commencing March 31, 1999, further payments of $250 million on March 31, 1999 and $300 million annually thereafter for four years and additional annual payments of $300 million beginning in 2004 if, during the year preceding the year when payment is due, participating manufacturers collectively accounted for at least 99.05% of the cigarette market.

        The manufacturers also agree to pay the litigation costs, including government attorneys fees, of the attorneys general's offices relating to the settled cases and, subject to certain quarterly and annual payment caps, the costs and fees of outside counsel to the settling states. Outside counsel fees are to be determined either by arbitration or in accordance with a negotiated fee procedure. Awards determined by arbitration will be paid subject to an aggregate annual cap for all these (and certain other) settled cases in each year of $500 million. Fees set by the negotiated fee procedure would be subject to an annual cap of $250 million, and will not exceed a total of $1.25 billion.

        The agreement also contains provisions restricting the marketing of cigarettes. Among these are restrictions or prohibitions on the following: use of cartoon characters; brand name sponsorships; brand name non-tobacco products; outdoor and transit brand advertising; payments for product placement; free sampling; and lobbying. The agreement would require the dissolution of the Tobacco Institute, the Council for Tobacco Research and the Counsel on Indoor Air Research and place restrictions on the establishment of any replacement organizations.

        The agreement, when judicially approved, will release RJRT (and certain of its indemnitees), RJR Nabisco, Inc. ("RJRN") and RJR Nabisco Holdings Corp. ("RJRN Holdings") from: (i) all claims of the settling states (and their respective political subdivisions and other recipients of state health-care funds) relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and (ii) all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products which have been manufactured in the ordinary course of business.

        RJRT's share of the first payment of $2.4 billion is $163.2 million which will be charged to expense in the fourth quarter of 1998 and will be paid from general corporate funds. RJRT's share of all other industry payments will be charged to expense in the periods when RJRT's share of such payments is fixed and determinable and is expected to be funded through price increases. The financial effects of the agreement on RJRT, RJRN and RJRN Holdings are difficult to predict, but the agreement is likely to have a negative impact on their respective operating results, cash flows and financial condition in the fourth quarter of 1998 and may have a significant negative impact on operating results, cash flows and financial condition in the future. The financial effects depend, among other things, on the impact of increased cigarette prices (needed to cover the cost of these payments), proposed marketing restrictions, increased funding of anti-smoking educational programs, the amount and kind of additional

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requirements that may be imposed on the industry by state and national legislation and regulation, and the effect on RJRT's payment obligations of such variables as inflation, sales volumes, the level of operating profits and RJRT's competitive position in the industry. The effect of the settlement, if any, on existing claims, or the number and type of additional lawsuits filed against RJRT in the future, is also difficult to predict at this time.

        RJRN expects to accrue between $650 million and $750 million in the fourth quarter of 1998 as a result of the settlement. In addition, the Company expects to accrue in excess of $2 billion during 1999 for settlement-related expenses, although this amount may change as the effects of volume, inflation and other adjustments described above become known.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

         (1) Press Release of R.J. Reynolds Tobacco Company, Philip Morris Incorporated, Brown and Williamson Tobacco Corporation and the Lorillard Tobacco Company dated November 16, 1998.

         (2) Press Release of R.J. Reynolds Tobacco Company, Philip Morris Incorporated, Brown and Williamson Tobacco Corporation and the Lorillard Tobacco Company dated November 20, 1998.

         (3) Press Release of R.J. Reynolds Tobacco Company, Philip Morris Incorporated, Brown and Williamson Tobacco Corporation and the Lorillard Tobacco Company dated November 23, 1998.

         (4)    Master Settlement Agreement.